Exhibit 99.1

NEI Announces Financial Results for the Third Quarter of Fiscal 2008

CANTON, Mass.--(BUSINESS WIRE)--NEI (NASDAQ: NENG), a leading provider of server appliance products and services for storage, security and communications software vendors, today reported financial results for its fiscal third quarter ended June 30, 2008.

Third Quarter Financial Performance

  Net revenues of $47.0 million, an increase of 68 percent compared to $28.0 million in the fiscal third quarter of 2007, below guidance of $50 million to $54 million. The increase in net revenues for the third quarter of 2008 was primarily due to the acquisition of Alliance Systems, Inc. in October 2007.
  Gross profit of 16.3 percent of net revenues compared to 19.0 percent in the fiscal third quarter of 2007, above guidance of 15 percent to 16 percent.
  Operating expenses were $8.0 million, or 17.0 percent of net revenues, including $426,000 of stock-based compensation expense and $485,000 of amortization of acquired intangible assets. Operating expenses were in line with guidance of between $8.0 million to $8.5 million. Operating expenses compared to $5.4 million, or 19.3 percent of net revenues, which included $560,000 of stock-based compensation, in the fiscal third quarter of 2007.
  Operating loss increased to $370,000 compared to an operating loss of $92,000 in the fiscal third quarter of 2007.
  Net loss on a GAAP basis was $(283,000), or $(0.01) per share, which included $467,000 of stock-based compensation charges and $485,000 of amortization expenses, in line with guidance of a net (loss) income of $(300,000) to $300,000. Net loss on a GAAP basis compared to net income of $416,000, or $0.01 per share, in the third fiscal quarter of 2007.
  Non-GAAP net income, which excludes the stock-based compensation and amortization expense, was $669,000, or $0.01 per share, below guidance of between $700,000 and $1.3 million. Non-GAAP net income compared to $1.0 million, or $0.02 per share, in the third fiscal quarter of 2007.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “Financial results for the fiscal third quarter are disappointing as NEI experienced a difficult quarter. Order flow reflected a heightened sense of caution among our customers in each of the markets we serve, which we believe is tied to the macro economic environment. Although we are not satisfied with our financial results this quarter, we achieved a number of notable accomplishments, including reporting gross margins above our guidance, generating positive cash flow and recording our eighth consecutive quarter of non-GAAP profitability.”

Mr. Shortell continued, “While our financial performance was below our expectations in the third quarter, we remain confident in the long-term strength of our business and the strength of our value proposition as we continue to add new customer design wins that we expect will position NEI for improved performance. We are satisfied with the progress we are making integrating the operations of Alliance Systems, which remains a priority as we continue to work to realize the synergies and strategic benefits of the combined company. We continue to see the advantages of being a larger organization, with an expanded set of capabilities and exposure to new markets that we believe should support long-term growth.”

During the third fiscal quarter, NEI added six new appliance design wins, including five that were with customers with run-rate businesses. These results are supported by NEI’s initiative to engage with customers that have established, revenue generating appliance solutions, which is expected to shorten the amount of time needed for NEI to begin to generate revenue from those engagements.

Mr. Shortell concluded, “Looking forward, we are managing our business through these difficult economic conditions by effectively managing expenses and continuing our sales and marketing activities that will strengthen our business as the economic environment improves. Our core strategy remains focused on growing and diversifying revenue by expanding our customer base, developing innovative services and technical capabilities for customers and creating operational efficiencies to maximize profitability.”

Business Outlook

NEI currently anticipates the following results for its fiscal 2008 fourth quarter ending September 30, 2008 based on current forecasts from certain partners and historical trends.

  Net revenues in the range of $44 million to $48 million.
  Gross profit in the range of 14.5 percent to 15.5 percent of net revenues.
  Operating expenses between $7.0 million and $7.5 million, including an estimated $410,000 of stock-based compensation expense, an estimated amortization of intangible assets of $485,000 related to the acquisition of Alliance Systems and an estimated $400,000 in restructuring charges.
  Net income (loss) on a GAAP basis between $(600,000) and breakeven.
  Net income on a non-GAAP basis between $700,000 and $1.3 million, which excludes an estimated $450,000 of stock-based compensation expense, the estimated amortization of identifiable intangible assets of $485,000 and the estimated $400,000 in restructuring charges.

“Our expectations for revenue performance reflect the economic environment and are based on forecasts and historical trends we see in our indirect model," stated Doug Bryant, Chief Financial Officer. “We will continue our work to identify areas for cost savings related to expense controls and operational efficiencies to enable us to effectively manage our business and improve profitability.”

As part of the Company’s $5 million stock buyback program that was announced on June 12, 2008, NEI has repurchased approximately 376,000 shares of common stock at a cost of approximately $431,000, since the program’s inception.

Conference Call Details

In conjunction with this announcement, NEI management will conduct a conference call at 10:00 a.m. (ET) today, July 31, to discuss the Company's operating performance and financial outlook. The conference call will be available live via the Internet by accessing the NEI web site at www.nei.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial (888) 224-1164 or (913) 312-0943 and reference “NEI.” For those who cannot access the live broadcast, a replay will be available by dialing (888) 203-1112 or (719) 457-0820 and entering “2365754” from two hours after the end of the call until 1:00 p.m. (ET) on August 7, 2008. The replay will also be available at the NEI web site.

Important Information About Non-GAAP References

References by NEI (the "Company") to non-GAAP net income or loss and non-GAAP per share information refer to net income or loss or per share information excluding stock-based compensation expense, amortization of intangible assets and restructuring charges. GAAP requires that these expenses and charges be included in determining net income or loss and per share information. The Company's management uses non-GAAP operating expenses, and associated non-GAAP net income or loss (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company's functional organizations since they are episodic in nature and unrelated to its core operating metrics. In addition, the Company's management excludes the financial statement effect of these items in evaluating and compensating employees due to the fact that it is difficult to forecast these expenses. Lastly, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company's results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors' overall understanding of the Company's results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income or loss should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company's results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI appliances ease deployment and enhance the manageability and security of software applications. Our heritage of providing product and service technologies tailored to support the entire lifecycle of our customers' appliances has made us the appliance partner of choice for software market leaders. Founded in 1997, NEI is headquartered in Canton, Massachusetts, and trades on the NASDAQ exchange under the symbol NENG. For more information about the Company's products and services, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company's future financial performance, including statements regarding future net revenues, gross profits, operating expenses including stock-based compensation expenses, amortization of intangible assets and restructuring charges, net income (loss), non-GAAP net income, and any other statements about NEI's management's future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2007 and the most recent Form 10-Q for the quarter ended March 31, 2008 under the section "Risk Factors" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

NEI
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Net revenues	$47,046	$27,998	$156,560	$84,541
Cost of revenues	39,396	22,683	130,271	67,902

Gross profit	7,650	5,315	26,289	16,639

Operating expenses:
Research and development	2,135	2,226	6,823	6,629
Selling and marketing	2,761	1,323	8,826	4,863
General and administrative	2,639	1,858	8,219	5,873
Amortization of intangible assets	485	-	1,406	-

Total operating expenses	8,020	5,407	25,274	17,365

Income (loss) from operations	(370)	(92)	1,015	(726)
Interest and other income, net	110	524	376	1,433

Income (loss) before income taxes	$(260)	$432	$1,391	$707
Provision for income taxes	23	16	133	39

Net income (loss)	$(283)	$416	$1,258	$668

Net income (loss) per share - basic and diluted	$(0.01)	$0.01	$0.03	$0.02

Shares used in computing basic net income (loss) per share	44,090	40,871	43,918	40,517
Shares used in computing diluted net income (loss) per share	44,090	41,270	44,248	41,208

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Cost of revenues	$41	$44	$141	$124
Research and development	161	297	573	877
Selling and marketing	92	76	253	243
General and administrative	173	187	543	620

	$467	$604	$1,510	$1,864

NEI
Non-GAAP Financial Measures and Reconciliations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

GAAP net income (loss)	$(283)	$416	$1,258	$668
Amortization of intangible assets	485	-	1,406	-
Stock-based compensation	467	604	1,510	1,864

Non-GAAP net income	$669	$1,020	$4,174	$2,532

GAAP basic and diluted net income (loss) per share	$(0.01)	$0.01	$0.03	$0.02
Amortization of intangible assets	0.01	-	0.03	-
Stock-based compensation	0.01	0.01	0.03	0.04

Non-GAAP basic and diluted net income per share	$0.01	$0.02	$0.09	$0.06

Shares used in computing GAAP and non-GAAP basic net income per share	44,090	40,871	43,918	40,517

Shares used in computing GAAP diluted net income per share	44,090	41,270	44,248	41,208

Shares used in computing non-GAAP diluted net income per share	44,343	41,270	44,248	41,208

NEI
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	September 30,
	2008	2007

ASSETS

Current assets:

Cash and cash equivalents	$12,213	$44,403
Restricted cash	47	247
Accounts receivable, net	31,005	17,511
Income tax receivable	2,585	-
Inventories	19,404	10,175
Prepaid expenses and other current assets	2,360	1,077

Total current assets	67,614	73,413

Property and equipment, net	1,685	1,128
Intangible assets	10,369	-
Goodwill	8,676	-
Contingently returnable acquisition consideration	4,022	-
Other assets	263	281

Total assets	$92,629	$74,822

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	$16,056	$10,189
Accrued liabilities	5,162	5,001
Deferred revenue	4,575	2,839

Total current liabilities	25,793	18,029

Deferred revenue	2,422	1,285

Total liabilities	28,215	19,314

Stockholders' equity:
Common stock	468	436
Treasury stock	(3,010)	(2,838)
Additional paid-in capital	194,793	187,005
Accumulated deficit	(127,837)	(129,095)

Total stockholders' equity	64,414	55,508

Total liabilities and stockholders' equity	$92,629	$74,822

CONTACT:
FD Ashton Partners
Mike Cummings, 617-897-1532
or
Geoff Grande, 617-747-1721